EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED
CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
STOCK DIVIDENDS

	Year Ended December 31
	2001	2002	2003	2004	2005
	(dollars in thousands)
Earnings:
Income from continuing operations before extraordinary items (1)	$50,853	$58,312	$71,779	$82,099	$79,154
Fixed charges	34,644	44,644	59,833	76,824	85,999
Capitalized interest	(841)	(170)	(1,535)	(875)	(665)
Equity (earnings) losses in less than 50% owned subsidiary	(332)	(15)	(270)

Earnings	$84,324	$102,771	$129,807	$158,048	$164,488

Fixed charges:
Interest expense (2)	$32,028	$42,101	$55,377	$72,556	$82,624
Capitalized interest	841	170	1,535	875	665
Amortization of loan expenses	1,775	2,373	2,921	3,393	2,710

Fixed charges	$34,644	$44,644	$59,833	$76,824	$85,999

Consolidated ratio of earnings to fixed charges	2.43	2.30	2.17	2.06	1.91

Earnings:
Income from continuing operations before extraordinary items (1)	$50,853	$58,312	$71,779	$82,099	$79,154
Fixed charges	34,644	44,644	59,833	76,824	85,999
Capitalized interest	(841)	(170)	(1,535)	(875)	(665)
Equity (earnings) losses in less than 50% owned subsidiary	(332)	(15)	(270)

Earnings	$84,324	$102,771	$129,807	$158,048	$164,488

Fixed charges:
Interest expense (2)	$32,028	$42,101	$55,377	$72,556	$82,624
Capitalized interest	841	170	1,535	875	665
Amortization of loan expenses	1,775	2,373	2,921	3,393	2,710

Fixed charges	34,644	44,644	59,833	76,824	85,999
Preferred stock dividends	13,505	12,468	9,218	12,737	21,594

Combined fixed charges and preferred stock dividends	$48,149	$57,112	$69,051	$89,561	$107,593

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.75	1.80	1.88	1.76	1.53